Exhibit 99.2

Staples, Inc.

Mark Cautela

(508) 253-3832

mark.cautela@staples.com

Sycamore Partners Affiliate Acquires National Wholesale Distributor Essendant

Staples to Work with Essendant to Provide a Better Offering for Customers

Framingham, MA and Deerfield, IL (January 31, 2019) -- Staples, Inc., today announced that an affiliate of Sycamore Partners has acquired Essendant, a national wholesale distributor. Staples, another Sycamore portfolio company and the world’s largest workplace solutions provider, will work together with Essendant to give reseller customers access to an expanded product assortment, innovative technology and world-class supply chain capabilities and support. Essendant and Staples’ sales teams will continue to operate separately.

“Staples views the reseller community as partners in serving customers that will allow us all to be successful,” said Sandy Douglas, Chief Executive Officer, Staples, Inc. “We value the relationships the resellers have built with Essendant and look forward to helping them build on their already impressive success. We’ve created a strong, externally monitored firewall to protect resellers’ confidential information, as required by the FTC and also as a sign of trust, because we know it’s the best thing for the Essendant business and the resellers.”

As part of the transition, Ric Phillips, President and Chief Executive Officer of Essendant, has announced his intention to seek opportunities outside the company. Harry Dochelli, who has been with Essendant for the past six years, most recently in the role of President of Office and Facilities, has been named President and will lead the organization.

“Essendant has been a key partner to the reseller community for almost a century, and we see that relationship only strengthening by working with Staples,” said Dochelli. “Essendant brings a unique value proposition to its reseller partners, and with Staples, will now have enhanced capabilities to provide to our customers, enabling them to win in the marketplace.”

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York. The firm specializes in consumer, distribution and retail-related investments and partners with management teams to improve the operating profitability and strategic value of their business. Sycamore has approximately $10 billion in assets under management. The firm’s investment portfolio currently includes Belk,

Coldwater Creek, CommerceHub, Hot Topic, MGF Sourcing, NBG Home, Staples, Inc., Staples United States Retail, Staples Canada, Talbots, The Limited and Torrid.

About Staples, Inc.

Staples helps the world work better with work solutions that deliver industry-leading products, services and expertise across office supplies, facilities, breakroom, furniture, technology, promotional products, and print and marketing services. The company supports businesses of all sizes, with fast delivery capabilities, across multiple channels, including direct sales, e-commerce and mobile. Headquartered near Boston, Mass., Staples operates in North America.

More information about Staples is available at www.staples.com.

About Essendant

Essendant Inc. is a leading national distributor of workplace items, with 2017 net sales of $5.0 billion. The company provides access to a broad assortment of over 170,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. Essendant serves a diverse group of customers, including independent resellers, national resellers and e-commerce businesses. Essendant’s network of distribution centers enables it to ship most products overnight to more than ninety percent of the U.S.

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